EXHIBIT 99.1

NEWS RELEASE

Contact: Kathy Liebmann        (734) 241-2438                 kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS 22% SALES INCREASE FOR THE FISCAL 2022 THIRD QUARTER

Demand Trends Remain Strong

MONROE, Mich., February 15, 2022--La-Z-Boy Incorporated (NYSE: LZB), a global leader in residential furniture, today reported operating results for the fiscal 2022 third quarter ended January 22, 2022.

Fiscal 2022 third quarter versus Fiscal 2021 third quarter:

•Consolidated sales increased 22% to $572 million
–Retail segment posted record sales and operating profit
•Strong written order trends
–Written same-store sales for the La-Z-Boy Furniture Galleries® network increased 3%
–Written sales for Joybird increased 27%
•Consolidated operating margin:
–GAAP: 6.9% versus 7.3%
–Non-GAAP(1): 7.0% versus 9.5%
•Net income attributable to La-Z-Boy Incorporated per diluted share (“EPS”):
–GAAP: $0.65 versus $0.62
–Non-GAAP(1): $0.65 versus $0.74
•$32 million returned to shareholders through share repurchases and dividends in FY22 Q3

Melinda D. Whittington, President and Chief Executive Officer of La-Z-Boy, said, "During our third quarter, we delivered a strong 22% increase in consolidated sales versus the prior-year period. Demand continues unabated across the La-Z-Boy enterprise and remains well above pre-pandemic levels. Additionally, we returned $32 million to shareholders through dividends and share repurchases, bringing our year-to-date returns to an all-time high level. While delivering an improved top line, the quarter was marked by greater-than-expected supply chain volatility, which had significant near-term impact on the efficiency of our manufacturing capacity ramp plans, dampening delivered sales growth and profit margins. A shortage of component parts, record levels of COVID absenteeism in January, and the challenge of hiring and training new employees at manufacturing facilities all contributed to the issues we faced as the quarter progressed. Additionally, a 14-week COVID-related shutdown in Vietnam temporarily and dramatically impacted sales and profitability for our casegoods import business, with minimal product available to ship to customers and high freight costs."

Whittington added, "Our number one priority is to improve the agility of our supply chain in this high-demand environment to increase production more quickly and efficiently. While the challenges faced during the quarter were significant, we are managing through them to improve efficiencies, work down our backlog and service customers and consumers while achieving greater profitability. I remain very optimistic about the future of La-Z-Boy Incorporated as we continue to make strategic investments to increase our market share and drive long-term profitable growth and returns for all stakeholders."

Consolidated sales in the third quarter of fiscal 2022 increased 22% to $572 million versus the fiscal 2021 third quarter, reflecting ongoing capacity increases and pricing and surcharge actions.

Consolidated GAAP operating margin was 6.9% versus 7.3% in the prior-year third quarter. Consolidated non-GAAP(1) operating margin was 7.0% versus 9.5% in the prior-year third quarter. Operating margin for the period was impacted by supply chain challenges, including raw material inflation, and plant inefficiencies primarily related to new manufacturing capacity as well as COVID impacts, partially offset by pricing and surcharge actions, and fixed-cost leverage on higher volume.

GAAP diluted EPS increased to $0.65 for the fiscal 2022 third quarter versus $0.62 in the prior-year quarter. Non-GAAP(1) diluted EPS decreased to $0.65 versus $0.74 in the prior-year third quarter.

Wholesale Segment:
•Sales:
–Increased 21% to $423 million in the fiscal 2022 third quarter compared with the fiscal 2021 third quarter driven by realized pricing and surcharge actions as well as increased volume
•Operating Margin:
–Non-GAAP(1) operating margin in the fiscal 2022 third quarter was 6.5% versus 10.2% for the prior-year period, primarily reflecting higher raw material and freight costs, sourcing-related tariff and duty increases, component parts shortages, plant inefficiencies due to manufacturing capacity start-up activities, and continued labor challenges. Additionally, the company's casegoods business was significantly impacted by COVID-related shutdowns in Vietnam and freight costs. These factors were partially offset by pricing and surcharge actions, fixed-cost leverage on higher volume and a lower marketing spend as a percentage of sales

Written same-store sales for the entire La-Z-Boy Furniture Galleries® network:
•Increased 3% for the fiscal 2022 third quarter compared with the fiscal 2021 third quarter
•Compared with the pre-pandemic fiscal 2020 third quarter, written same-store sales increased 9% for the fiscal 2022 third quarter, for a compound annual growth rate of approximately 4% over the two years

Retail segment:
•Delivered sales:
–Increased 19% to a record $197 million in the third quarter of fiscal 2022 compared with the prior-year third quarter
–Within this, delivered same-store sales increased 16% in the fiscal 2022 third quarter versus the year-ago period
•Written same-store sales for the company-owned La-Z-Boy Furniture Galleries® stores:
–Decreased 1% in the fiscal 2022 third quarter
–Fiscal year-to-date written same-store sales increased 3% versus the prior-year period
•Operating Performance:
–Non-GAAP(1) operating profit increased to a record $24 million in the fiscal 2022 third quarter
–Non-GAAP(1) operating margin increased to 12.2% in the fiscal 2022 third quarter versus 8.9% in the fiscal 2021 third quarter, primarily driven by fixed-cost leverage on higher delivered sales volume and disciplined expense management

Corporate & Other:
•Joybird delivered sales:
–Increased 56% to a record $45 million in the fiscal 2022 third quarter compared with the same quarter last year
–Compared with the pre-pandemic fiscal 2020 third quarter, delivered sales more than doubled, increasing 103%, representing a compound annual growth rate of 43%
•Joybird written sales:
–Increased 27% in the fiscal 2022 third quarter compared with the prior-year quarter
–Compared with the pre-pandemic fiscal 2020 third quarter, written sales increased an impressive 128%, representing a compound annual growth rate of 51%, reflecting continued robust order trends and the strength of the brand in the online marketplace
•Profit for the quarter was roughly break even, reflecting significant investment in marketing to grow the business and increased raw material and freight costs which negatively impacted gross margin

Balance Sheet and Cash Flow

For the fiscal 2022 year to date, the company generated $45 million in cash from operating activities, after investing $83 million in higher inventory levels to protect against supply chain disruptions and to support increased production and delivered sales.

The company continued to make disciplined investments in the business, including $59 million in capital expenditures to increase capacity, remodel stores, and upgrade infrastructure, for the fiscal year to date.

The company has returned $96 million to shareholders fiscal year to date, including $21 million in dividends with $7 million paid in the third quarter, as well as $76 million in share repurchases, or approximately 2.1 million shares of stock, leaving approximately 7.9 million shares available for repurchase under its authorized share repurchase program as of January 22, 2022.

La-Z-Boy ended the period with $240 million in cash(2) compared with $393 million in cash(2) at the end of the fiscal 2021 third quarter. The company holds $30 million in investments to enhance returns on cash versus $31 million at the end of the fiscal 2021 third quarter.

Dividend

On February 15, 2022, the Board of Directors declared a quarterly cash dividend of $0.165 per share on the common stock of the company. The dividend will be paid on March 15, 2022, to shareholders of record on March 3, 2022.

Outlook

Bob Lucian, Chief Financial Officer of La-Z-Boy Incorporated, said, "Demand trends remain strong and our backlog will support strengthening delivered sales as we increase capacity over time, but near-term production gains will be slower than previously expected. Global supply chain disruptions continue and disproportionately impact our higher-end products, which sell at a greater level in our La-Z-Boy Furniture Galleries® stores, including our company-owned Retail stores. Separately, we expect our casegoods import operations to normalize during the first half of fiscal 2023 as we more consistently receive product and ship it to customers.

"Taking these factors into consideration, we now expect delivered sales per week in the fourth quarter to be flat to slightly up versus the third quarter. Further, the fiscal fourth quarter will benefit from containing 14 weeks compared to the third quarter which contained only 12 weeks. We expect consolidated non-GAAP operating margin to strengthen to the range of 7.5% to 8.5%. Over time, we continue to expect sales and operating margin performance will improve incrementally as increases in capacity allow us to more fully meet demand while leveraging fixed costs with higher volume."

_____
(1)Non-GAAP amounts for the third quarter of fiscal 2022 exclude:
•purchase accounting charges related to acquisitions completed in prior periods totaling $0.4 million pre-tax, or less than $0.01 per diluted share, with $0.3 million included in operating income and $0.1 million included in interest expense

Non-GAAP amounts for the third quarter of fiscal 2021 exclude:
•purchase accounting charges related to acquisitions completed in prior periods totaling $10.4 million pre-tax, or $0.20 per diluted share, primarily due to a write-up of the Joybird contingent consideration liability based on forecasted future performance, with $10.3 million included in operating income and $0.1 million included in interest expense
•income of $5.2 million, or $0.08 per diluted share, related to the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act") recorded in other income related to the impact of employee retention credits

Please refer to the accompanying “Reconciliation of GAAP to Non-GAAP Financial Measures” for detailed information on calculating the Non-GAAP measures used in this press release and a reconciliation to the most directly comparable GAAP measure.

(2)Cash includes cash, cash equivalents and restricted cash

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, February 16, 2022, at 8:30 a.m. Eastern time. The toll-free dial-in number is 888.506.0062; international callers may use 973.528.0011. Enter Participant Access Code 664495.

The call will be webcast live, with corresponding slides, and archived on the Internet. It will be available at https://lazboy.gcs-web.com/. A telephone replay will be available for a week following the call. This replay will be accessible to callers from the U.S. and Canada at 877.481.4010 and to international callers at 919.882.2331. Enter Replay Passcode: 44333. The webcast replay will be available for one year.

Cautionary Note Regarding Forward-Looking Statements

This news release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Generally, forward-looking statements include information concerning expectations, projections or trends relating to our results of operations, financial results, financial condition, strategic initiatives and plans, expenses, dividends, share repurchases, liquidity, use of cash and cash requirements, borrowing capacity, investments, future economic performance, business and industry and the effect of the coronavirus disease 2019 (“COVID-19”) pandemic on our business operations and financial results.

The forward-looking statements in this press release are based on certain assumptions and currently available information and are subject to various risks and uncertainties, many of which are unforeseeable and beyond our control, such as the continuing and developing impact of, and uncertainty caused by, the COVID-19 pandemic. Additional risks and uncertainties that we do not presently know about or that we currently consider to be immaterial may also affect our business operations and financial results. Our actual future results and trends may differ materially depending on a variety of factors, including, but not limited to, the risks and uncertainties discussed in our fiscal 2021 Annual Report on Form 10-K and other factors identified in our reports filed with the Securities and Exchange Commission (the "SEC"), available on the SEC's website at www.sec.gov. Given these risks and uncertainties, you should not rely on forward-looking statements as a prediction of actual results. We are including this cautionary note to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the SEC, which is available at: https://lazboy.gcs-web.com/financial-information/sec-filings. Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at: https://lazboy.gcs-web.com/.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The Wholesale segment includes England, La-Z-Boy, American Drew®, Hammary®, Kincaid® and the company's international wholesale and manufacturing businesses. The company-owned Retail segment includes 163 of the 350 La-Z-Boy Furniture Galleries® stores. Joybird is an e-commerce retailer and manufacturer of upholstered furniture.
The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 350 stand-alone La-Z-Boy Furniture Galleries® stores and 559 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.
Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the United States ("GAAP"), this press release also includes Non-GAAP financial measures. Management uses these Non-GAAP financial measures when assessing our ongoing performance. This press release contains references to Non-GAAP operating income, Non-GAAP operating margin, and Non-GAAP net income attributable to La-Z-Boy Incorporated per diluted share (and components thereof, including Non-GAAP income before income taxes, Non-GAAP net income attributable to La-Z-Boy Incorporated), which may exclude, as applicable, business realignment charges, purchase accounting charges, benefits from the CARES Act, and charges for our supply chain optimization initiative. The business realignment charges include severance costs, asset impairment costs, and costs to relocate equipment and inventory related to organizational changes we undertook as a result of our response to COVID, including a reduction in the company's work force, temporary closure of certain manufacturing facilities and subsequent gains resulting from the sale of related assets. The purchase accounting charges may include the amortization of intangible assets, incremental expense upon the sale of inventory acquired at fair value, amortization of employee retention agreements, fair value adjustments of future cash payments recorded as interest expense, and adjustments to the fair value of contingent consideration. The benefits from the CARES Act include the impact of employee retention credits. The charges for our supply chain optimization initiative may include severance costs, accelerated depreciation expense, costs to relocate equipment and inventory, as well as other costs related to the closure, relocation and sale of certain manufacturing operations. In addition, this press release references the Non-GAAP financial measure of “Non-GAAP operating margin” for a future period. Non-GAAP operating margin may exclude items such as pre-tax purchase accounting charges and pre-tax business realignment charges. These and other not presently determinable items could have a material impact on the determination of operating margin on a GAAP basis and due to the probable variability and limited visibility of excluded items, we have not provided a reference to future period GAAP operating margin or a reconciliation of Non-GAAP operating margin for future periods in this press release. These Non-GAAP financial measures are not meant to be considered superior to or a substitute for La-Z-Boy Incorporated’s results of operations prepared in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Reconciliations of such Non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables.

Management believes that presenting certain Non-GAAP financial measures will help investors understand the long-term profitability trends of our business and compare our profitability to prior and future periods and to our peers. Management excludes purchase accounting charges because the amount and timing of such charges are significantly impacted by the timing, size, number and nature of the acquisitions consummated and the success with which we operate the businesses acquired. While the company has a history of acquisition activity, it does not acquire businesses on a predictable cycle, and the impact of purchase accounting charges is unique to each acquisition and can vary significantly from acquisition to acquisition. Similarly, business realignment charges and the charges related to the company's supply chain optimization initiative are dependent on the timing, size, number and nature of the operations being moved or closed, and the charges may not be incurred on a predictable cycle. Management also excludes benefits from the CARES Act when assessing the company's operating and financial performance due to the one-time nature of this transaction. Management believes that exclusion of these items facilitates more consistent comparisons of the company’s operating results over time. Where applicable, the accompanying “Reconciliation of GAAP to Non-GAAP Financial Measures” tables present the excluded items net of tax calculated using the effective tax rate from operations for the period in which the adjustment is presented, except for the non-tax deductible goodwill impairment charge and the adjustment to the fair value of contingent consideration which reflects the associated GAAP tax impact in the period presented.

# # #

LA-Z-BOY INCORPORATED
CONSOLIDATED STATEMENT OF INCOME

	Quarter Ended		Nine Months Ended
(Unaudited, amounts in thousands, except per share data)	1/22/2022	1/23/2021	1/22/2022	1/23/2021
Sales	$571,573	$470,196	$1,672,245	$1,214,774
Cost of sales	352,208	268,944	1,027,503	696,604
Gross profit	219,365	201,252	644,742	518,170
Selling, general and administrative expense	179,878	166,838	516,771	431,492
Operating income	39,487	34,414	127,971	86,678
Interest expense	(160)	(298)	(713)	(1,103)
Interest income	806	285	1,029	902
Other income (expense), net	(1,460)	6,532	(522)	7,995
Income before income taxes	38,673	40,933	127,765	94,472
Income tax expense	9,591	11,344	33,059	24,900
Net income	29,082	29,589	94,706	69,572
Net income attributable to noncontrolling interests	(615)	(357)	(2,157)	(607)
Net income attributable to La-Z-Boy Incorporated	$28,467	$29,232	$92,549	$68,965

Basic weighted average common shares	43,701	46,261	44,342	46,064
Basic net income attributable to La-Z-Boy Incorporated per share	$0.65	$0.63	$2.09	$1.50

Diluted weighted average common shares	43,968	46,818	44,640	46,407
Diluted net income attributable to La-Z-Boy Incorporated per share	$0.65	$0.62	$2.07	$1.49

LA-Z-BOY INCORPORATED
CONSOLIDATED BALANCE SHEET

(Unaudited, amounts in thousands, except par value)	1/22/2022	4/24/2021
Current assets
Cash and equivalents	$236,712	$391,213
Restricted cash	3,266	3,490
Receivables, net of allowance of $2,996 at 1/22/2022 and $4,011 at 4/24/2021	163,018	139,341
Inventories, net	315,595	226,137
Other current assets	243,713	165,979
Total current assets	962,304	926,160
Property, plant and equipment, net	250,945	219,194
Goodwill	195,010	175,814
Other intangible assets, net	34,469	30,431
Deferred income taxes – long-term	11,685	11,915
Right of use lease assets	388,713	343,800
Other long-term assets, net	86,438	79,008
Total assets	$1,929,564	$1,786,322

Current liabilities
Accounts payable	$117,239	$94,152
Lease liabilities, current	73,222	67,614
Accrued expenses and other current liabilities	523,009	449,904
Total current liabilities	713,470	611,670
Lease liabilities, long-term	338,478	295,023
Other long-term liabilities	93,133	97,483
Shareholders' equity
Preferred shares – 5,000 authorized; none issued	—	—
Common shares, $1.00 par value – 150,000 authorized; 43,505 outstanding at 1/22/22 and 45,361 outstanding at 4/24/21	43,505	45,361
Capital in excess of par value	339,294	330,648
Retained earnings	395,577	399,010
Accumulated other comprehensive loss	(2,989)	(1,521)
Total La-Z-Boy Incorporated shareholders' equity	775,387	773,498
Noncontrolling interests	9,096	8,648
Total equity	784,483	782,146
Total liabilities and equity	$1,929,564	$1,786,322

LA-Z-BOY INCORPORATED
CONSOLIDATED STATEMENT OF CASH FLOWS

	Nine Months Ended
(Unaudited, amounts in thousands)	1/22/2022	1/23/2021
Cash flows from operating activities
Net income	$94,706	$69,572
Adjustments to reconcile net income to cash provided by operating activities
(Gain)/loss on disposal of assets	(3,149)	133
Gain on sale of investments	(340)	(438)
Provision for doubtful accounts	(1,070)	(2,483)
Depreciation and amortization	27,146	24,620
Amortization of right-of-use lease assets	53,949	48,864
Equity-based compensation expense	8,887	9,115
Change in deferred taxes	214	5,189
Change in receivables	(20,317)	(28,720)
Change in inventories	(83,109)	(26,419)
Change in other assets	(22,486)	(1,193)
Change in payables	23,690	42,354
Change in lease liabilities	(54,400)	(48,963)
Change in other liabilities	21,471	158,200
Net cash provided by operating activities	45,192	249,831

Cash flows from investing activities
Proceeds from disposals of assets	3,999	252
Capital expenditures	(58,585)	(26,722)
Purchases of investments	(28,058)	(27,744)
Proceeds from sales of investments	30,457	26,317
Acquisitions	(24,849)	(2,000)
Net cash used for investing activities	(77,036)	(29,897)

Cash flows from financing activities
Payments on debt and finance lease liabilities	(91)	(75,020)
Holdback payments for acquisition purchases	(23,000)	(5,783)
Stock issued for stock and employee benefit plans, net of shares withheld for taxes	(1,670)	6,259
Repurchases of common stock	(75,646)	(875)
Dividends paid to shareholders	(20,621)	(9,700)
Dividends paid to minority interest joint venture partners (1)	(1,260)	(8,507)
Net cash used for financing activities	(122,288)	(93,626)

Effect of exchange rate changes on cash and equivalents	(593)	3,191
Change in cash, cash equivalents and restricted cash	(154,725)	129,499
Cash, cash equivalents and restricted cash at beginning of period	394,703	263,528
Cash, cash equivalents and restricted cash at end of period	$239,978	$393,027

Supplemental disclosure of non-cash investing activities
Capital expenditures included in payables	$4,564	$1,569
(1)Includes dividends paid to joint venture minority partners resulting from the repatriation of dividends from our foreign earnings that we no longer consider permanently reinvested.

LA-Z-BOY INCORPORATED
SEGMENT INFORMATION

	Quarter Ended		Nine Months Ended
(Unaudited, amounts in thousands)	1/22/2022	1/23/2021	1/22/2022	1/23/2021
Sales
Wholesale segment:
Sales to external customers	$328,533	$274,314	$973,973	$720,258
Intersegment sales	94,748	76,394	281,899	197,039
Wholesale segment sales	423,281	350,708	1,255,872	917,297

Retail segment sales	197,052	165,959	571,319	419,371

Corporate and Other:
Sales to external customers	45,988	29,923	126,953	75,145
Intersegment sales	3,991	3,768	11,673	9,004
Corporate and Other sales	49,979	33,691	138,626	84,149

Eliminations	(98,739)	(80,162)	(293,572)	(206,043)
Consolidated sales	$571,573	$470,196	$1,672,245	$1,214,774

Operating Income (Loss)
Wholesale segment	$27,639	$35,686	$89,098	$95,309
Retail segment	24,102	14,707	68,502	23,173
Corporate and Other	(12,254)	(15,979)	(29,629)	(31,804)
Consolidated operating income	$39,487	$34,414	$127,971	$86,678

LA-Z-BOY INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Quarter Ended		Nine Months Ended
(Amounts in thousands, except per share data)	1/22/2022	1/23/2021	1/22/2022	1/23/2021
GAAP gross profit	$219,365	$201,252	$644,742	$518,170
Add back: Purchase accounting charges - incremental expense upon the sale of inventory acquired at fair value	—	—	—	429
Add back: Business realignment charges/(gain)	—	(2)	—	1,303
Less: Supply chain optimization initiative gain	—	—	—	(50)
Non-GAAP gross profit	$219,365	$201,250	$644,742	$519,852

GAAP SG&A	$179,878	$166,838	$516,771	$431,492
Less: Purchase accounting charges - adjustment to fair value of contingent consideration and amortization of intangible assets and retention agreements	(258)	(10,257)	(1,277)	(13,736)
Less: Business realignment gain/(charges)	—	—	3,277	(2,580)
Non-GAAP SG&A	$179,620	$156,581	$518,771	$415,176

GAAP operating income	$39,487	$34,414	$127,971	$86,678
Add back: Purchase accounting charges	258	10,257	1,277	14,165
Add back: Business realignment charges/(gain)	—	(2)	(3,277)	3,883
Less: Supply chain optimization initiative gain	—	—	—	(50)
Non-GAAP operating income	$39,745	$44,669	$125,971	$104,676

GAAP income before income taxes	$38,673	$40,933	$127,765	$94,472
Add back: Purchase accounting charges recorded as part of gross profit, SG&A, and interest expense	365	10,449	1,700	14,657
Add back: Business realignment charges/(gain)	—	(2)	(3,277)	3,883
Less: Supply chain optimization initiative gain	—	—	—	(50)
Less: CARES Act benefit	—	(5,219)	—	(5,219)
Non-GAAP income before income taxes	$39,038	$46,161	$126,188	$107,743

GAAP net income attributable to La-Z-Boy Incorporated	$28,467	$29,232	$92,549	$68,965
Add back: Purchase accounting charges recorded as part of gross profit, SG&A, and interest expense	365	10,449	1,700	14,657
Less: Tax effect of purchase accounting	(91)	(1,073)	(310)	(1,479)
Add back: Business realignment charges/(gain)	—	(2)	(3,277)	3,883
Less: Tax effect of business realignment charges/(gain)	—	—	845	(938)
Less: Supply chain optimization initiative gain	—	—	—	(50)
Add back: Tax effect of supply chain optimization initiative gain	—	—	—	13
Less: CARES Act benefit	—	(5,219)	—	(5,219)
Add back: Tax effect of CARES Act benefit	—	1,261	—	1,261
Non-GAAP net income attributable to La-Z-Boy Incorporated	$28,741	$34,648	$91,508	$81,093

GAAP net income attributable to La-Z-Boy Incorporated per diluted share	$0.65	$0.62	$2.07	$1.49
Add back: Purchase accounting charges, net of tax, per share	—	0.20	0.04	0.27
Add back: Business realignment charges/(gain), net of tax, per share	—	—	(0.06)	0.07
Less: CARES Act benefit, net of tax, per share	—	(0.08)	—	(0.08)
Non-GAAP net income attributable to La-Z-Boy Incorporated per diluted share	$0.65	$0.74	$2.05	$1.75

LA-Z-BOY INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
SEGMENT INFORMATION

	Quarter Ended				Nine Months Ended
(Amounts in thousands)	1/22/2022	% of sales	1/23/2021	% of sales	1/22/2022	% of sales	1/23/2021	% of sales
GAAP operating income (loss)
Wholesale segment	$27,639	6.5%	$35,686	10.2%	$89,098	7.1%	$95,309	10.4%
Retail segment	24,102	12.2%	14,707	8.9%	68,502	12.0%	23,173	5.5%
Corporate and Other	(12,254)	N/M	(15,979)	N/M	(29,629)	N/M	(31,804)	N/M
Consolidated GAAP operating income	$39,487	6.9%	$34,414	7.3%	$127,971	7.7%	$86,678	7.1%

Non-GAAP items affecting operating income
Wholesale segment	$58		$56		$(3,099)		$3,286
Retail segment	—		—		—		613
Corporate and Other	200		10,199		1,099		14,099
Consolidated Non-GAAP items affecting operating income	$258		$10,255		$(2,000)		$17,998

Non-GAAP operating income (loss)
Wholesale segment	$27,697	6.5%	$35,742	10.2%	$85,999	6.8%	$98,595	10.7%
Retail segment	24,102	12.2%	14,707	8.9%	68,502	12.0%	23,786	5.7%
Corporate and Other	(12,054)	N/M	(5,780)	N/M	(28,530)	N/M	(17,705)	N/M
Consolidated Non-GAAP operating income	$39,745	7.0%	$44,669	9.5%	$125,971	7.5%	$104,676	8.6%

N/M - Not Meaningful